Exhibit 99.1

Modiv Announces Fourth Quarter and Full Year 2021 Results
Provides First Quarter 2022 Business Update

NEWPORT BEACH, CA, March 23, 2022 – Modiv Inc. (“Modiv” or the “Company”) (NYSE:MDV), an internally managed real estate investment trust (“REIT”) that acquires, owns and manages a diversified portfolio of single-tenant net-lease real estate properties, today announced operating results for its fourth quarter and full year ended December 31, 2021. In addition, the Company provided a business update for the first quarter ending March 31, 2022.

Highlights for the fourth quarter and year ended December 31, 2021:

◾	Total fourth quarter revenue of $7.9 million and full year revenue of $36.2 million
◾	Fourth quarter AFFO of $2.4 million, or $0.32 per basic share and $0.27 per diluted share and full year AFFO of $11.4 million, or $1.51 per basic share and $1.30 per diluted share
◾	Declared monthly dividends per common share of $0.09583, equivalent to an annual rate of $1.15 per share

Summary of recent property investments:

Acquisition Date	Tenant	Purchase Price	ABR (1)	Initial Cap Rate (2)	Weighted Average Cap Rate (3)	Lease Term (years)	Rent Escalations	Frequency

July 2021	Raising Cane's	$3,607,424	$225,464	6.25%	7.09%	7.6	10.0%	every five years
December 2021	Arrow Tru-Line	$11,460,000	$762,200	6.65%	8.08%	20	2.0%	annually
January 2022	KIA of Carson	$69,275,000	$3,948,000	5.70%	7.30%	25	2.0%	annually
January 2022	Kalera, Inc.	$8,079,000	$565,530	7.00%	8.94%	20	2.5%	annually
		$92,421,424

(1)	ABR is the annual base rent
(2)	Initial Cap Rate is the ABR divded by the purchase price
(3)	Weighted Average Cap Rate is the average of total fixed rent over the lease term divided by the purchase price

“We are pleased with our 2021 results and the progress we have made on our operating strategy since the beginning of 2022,” said Aaron Halfacre, Chief Executive Officer. “Throughout 2021, beyond managing the portfolio during the pandemic, we were focused on our strategic repositioning. We ramped up investment activity in late 2021 and have since completed over $90 million of accretive acquisitions while at the same time increasing our weighted average lease term (“WALT”), reducing our office exposure, renewing leases, and maintaining our strong credit quality. Following our public offering and NYSE listing in February 2022, we are even better positioned to continue to execute on our portfolio growth strategy while creating long-term shareholder value.”

Business update for the first quarter ending March 31, 2022:

In January 2022, the Company invested $77.3 million in two properties at attractive weighted average cap rates as set forth in the above table. The acquisition of a KIA auto dealership property included the issuance of equity at $25.00 per share for approximately 47% of the purchase price and the refinancing of a $36 million mortgage on the property. On January 18, 2022, the Company obtained a $250 million credit facility from a syndicate of seven banks arranged by KeyBanc Capital Markets Inc., BMO Capital Markets, The Huntington National Bank and Truist Securities, Inc.

In February 2022, the Company announced the pricing of an underwritten public offering of 40,000 shares of its Class C Common Stock at a price to the public of $25.00 per share. The shares of Class C Common Stock began trading on February 11, 2022, on the New York Stock Exchange (“NYSE”) under the ticker symbol “MDV” and the Company’s Series A Preferred Stock trades on the NYSE under the ticker symbol “MDV.PA”. Additionally, on February 18, 2022, the Company announced the authorization of up to $20 million in repurchases of the Company’s outstanding common shares through December 31, 2022. During February 2022, the Company sold three office properties and one industrial property for aggregate net proceeds of $16.9 million.

As of March 23, 2022, Modiv’s 36 property real estate investment portfolio is comprised of approximately 40% industrial, 21% retail and 39% office (expressed as a percentage of annual base rent for the next twelve months). Office has been reduced 11% in the last three months and the Company believes it will be less than 20% of the portfolio within the next 12 months.

Financial review for the fourth quarter and full year ended 2021

Total Revenues

Total revenues were $7.9 million for the fourth quarter of 2021, a decrease of 11.7% from $8.9 million for the fourth quarter of 2020, reflecting the disposition of five properties during 2020 and five properties during 2021.

Total revenues for 2021 were $36.2 million, a decrease of 6.3% from $38.6 million for 2020, reflecting the dispositions described above, which were partially offset by the two acquisitions completed in the second half of 2021.

Operating Results

Net loss attributable to common stockholders was $3.1 million, or $0.41 per basic and diluted share, for the fourth quarter of 2021, as compared to net income of $3.0 million, or $0.37 per basic share and $0.32 per diluted share, for the fourth quarter of 2020.

Operating results include such items as gain or loss on dispositions of real estate and provisions for impairment, which can vary from quarter to quarter and impact net income and period-to-period comparisons. The fourth quarter of 2021 included a $3.8 million intangible assets impairment charge due to termination of the crowdfunding program for raising capital and a net gain of $3.3 million on dispositions of real estate. The fourth quarter of 2020 included a $2.4 million net gain on dispositions of real estate.

Net loss attributable to common stockholders for the year ended December 31, 2021 was $1.5 million, or $0.20 per basic and diluted share, as compared to a net loss of $49.1 million, or $6.14 per basic and diluted share, for the year ended December 31, 2020. Net loss for 2021 included an aggregate net gain on dispositions of real estate of $7.8 million and an intangible assets impairment charge of $3.8 million, as compared to an aggregate net gain on dispositions of real estate of $4.1 million and $34.6 million of impairment charges for goodwill and intangibles, and $10.3 million of real estate impairment charges for the same period in 2020.

Adjusted Funds from Operations (AFFO)

AFFO increased 41% to $2.4 million, or $0.32 per basic share and $0.27 per diluted share for the fourth quarter of 2021, from AFFO of $1.7 million, or $0.22 per basic share and $0.19 per diluted share for the fourth quarter of 2020. AFFO for the year ended December 31, 2021 increased 20% to $11.4 million, or $1.51 per basic share and $1.30 per diluted share, from AFFO of $9.5 million, or $1.19 per basic share and $1.03 per diluted share, for the year ended December 31, 2020.

AFFO for the year ended December 31, 2021 rose primarily as a result of a decrease in interest expense, partially offset by the decrease in revenue during 2021 compared with 2020.

AFFO is a measure that is not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). See the Reconciliation of Non-GAAP Measures later in this press release.

Dividend Information

As previously announced, Modiv declared a monthly cash dividend per common share of $0.09583 payable to common stockholders of record as of February 28, 2022, March 31, 2022, April 29, 2022, May 31, 2022 and June 30, 2022 which will be paid on or about March 25, 2022, April 25, 2022, May 25, 2022, June 27, 2022 and July 25, 2022, respectively. The current monthly dividend amount of $0.09583 per share represents an annualized dividend rate of $1.15 per share of common stock.

Real Estate Portfolio Highlights

Investment Activity

The Company spent the majority of 2020 and early 2021 focused on repositioning its portfolio and monitoring the potential impacts of the COVID-19 pandemic. In mid-2021, with portfolio stability achieved, Modiv began to deliberately ramp up its acquisition pipeline. During the second half of 2021, the Company originated $15.1 million of gross investments in two property acquisitions and in January 2022, the Company originated $77.3 million of gross investments in two property acquisitions. From July 1, 2021 through March 23, 2022, the Company originated $92.4 million of gross investments through four property acquisitions. The investments included two retail properties and two industrial properties at attractive weighted average cap rates as set forth in the above table.

The Company defines “initial cap rate” for property acquisitions as the initial annual cash rent divided by the purchase price of the property. The Company defines “weighted average cap rate” for property acquisitions as the average annual cash rent including rent escalations over the lease term, divided by the purchase price of the property. The vast majority of Modiv’s real estate leases have annual rent escalations, which generally range from 2-3%. For acquisitions made during the second half of 2021 through March 2022, the weighted average annual lease escalation was 2.1%.

Disposition Activity

During the year ended December 31, 2021, the Company sold five properties and recognized an aggregate net gain on the disposition of real estate of $7.8 million; one of these properties was sold in the fourth quarter for an aggregate net gain of $3.3 million. During February 2022, the Company sold three office properties and one industrial property for aggregate net proceeds of $16.9 million, which it plans to redeploy in future acquisitions.

Portfolio

As of December 31, the Company’s portfolio consisted of 38 properties, all of which are 100% owned, except one tenant-in-common real estate investment in which we own approximately 72.7%. The portfolio had approximately 2.4 million square feet of aggregate leasable space 100% leased to 31 different commercial tenants doing business in 14 separate industries in 14 states.

As of March 23, 2022, the Company’s portfolio consisted of 36 properties, all of which are 100% owned, except the tenant-in-common real estate investment discussed above. The portfolio has approximately 2.3 million square feet of aggregate leasable space 100% leased to 29 different commercial tenants doing business in 16 separate industries in 14 states.

Pro forma annualized base rent (based on rates in effect on December 31, 2021 for all lease contracts), after reflecting the impact of the two acquisitions in January 2022 and four dispositions in February 2022, totaled $30.4 million. Approximately 56% of the Company's tenants are investment grade, and the pro forma portfolio’s weighted average lease term was 9.2 years as of December 31, 2021.

Capital Transactions, Balance Sheet and Liquidity

On February 10, 2022, the Company announced the pricing of an underwritten public offering of 40,000 shares of its Class C Common Stock at a price to the public of $25.00 per share. The shares of Class C Common Stock began trading on February 11, 2022, on the New York Stock Exchange (“NYSE”) under the ticker symbol “MDV,” and the offering closed on February 15, 2022. The purpose of this offering was to facilitate the listing of Modiv’s Class C Common Stock previously raised via crowdfunding technology and provide liquidity for the Company’s existing stockholders.

On February 18, 2022, the Board of Directors authorized up to $20 million in repurchases of the Company’s outstanding shares of common stock through December 31, 2022. Purchases made pursuant to the program will be made from time to time in the open market, in privately negotiated transactions or in any other manner as permitted by federal securities laws and other legal requirements. The timing, manner, price and amount of any repurchases will be determined by the Company in its discretion and will be subject to economic and market conditions, stock price, applicable legal requirements and other factors. The program may be suspended or discontinued at any time.

Total cash and cash equivalents were $56 million as of December 31, 2021. As of December 31, 2021, the Company had $183 million of outstanding indebtedness consisting of $175 million of mortgages and $8 million outstanding on the Company’s credit facility. On January 18, 2022, $108 million of mortgages and the $8 million balance on the credit facility were refinanced upon the closing of the new $250 million credit facility described above. The Company also borrowed $36 million under the new credit facility to refinance the mortgage on one of the properties acquired in January 2022 and an additional $22 million of mortgages were repaid in connection with the February asset sales described above. After taking into account the new credit facility, the two acquisitions in January 2022 and four dispositions in February 2022, the Company’s pro forma leverage (defined as debt as a percentage of the aggregate fair value of the Company's real estate properties plus the Company’s cash and cash equivalents) as of December 31, 2021 was 39%.

After making a $35 million prepayment on the credit facility in early March, the Company has $45 million of mortgages and $121 million outstanding under its credit facility as of March 23, 2022, with available borrowing capacity of approximately $80 million.

Until the Company achieves scale with total assets of at least $1.0 billion, it is targeting a leverage ratio of 40% with a long-term goal of reducing leverage upon reaching scale.

Conference Call and Webcast

A conference call and audio webcast with analysts and investors will be held tomorrow, March 24, 2022, at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time, to discuss the fourth quarter and full year 2021 operating results and answer questions.

Live conference call: 1- 877-407-4092 at 8:00 a.m. Pacific Time, Thursday, March 24
Webcast: To listen to the webcast, either live or archived, use this link https://themediaframe.com/mediaframe/webcast.html?webcastid=xX15s4YJ or visit the investor relations page of Modiv’s website at www.modiv.com.

About Modiv
Modiv Inc. is an internally managed REIT that acquires, owns and manages a diversified portfolio of single-tenant net-lease real estate. The Company primarily invests in industrial and retail properties that are mission critical to tenants. Driven by innovation and an investor-first focus, Modiv is committed to providing investors with Monthly Dividends and More Diversification. As of December 31, 2021, Modiv had a $500 million real estate portfolio (based on estimated fair value) comprised of 2.4 million square feet of aggregate leasable area.  For more information, please visit: www.modiv.com.

Forward-looking Statements

Certain statements contained in this press release, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements regarding our plans, strategies and prospects, both business and financial. Such forward-looking statements are subject to various risks and uncertainties, including but not limited to those described under the section entitled “Risk Factors” in the Company’s prospectus dated February 10, 2022, and the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 23, 2022. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in the Company’s other filings with the SEC. Any forward-looking statements herein speak only as of the time when made and are based on information available to the Company as of such date and are qualified in their entirety by this cautionary statement. The Company assumes no obligation to revise or update any such statement now or in the future, unless required by law.

Notice Involving Non-GAAP Financial Measures
In addition to U.S. GAAP financial measures, this press release and the referenced supplemental financial and operating report contain and may refer to certain non-GAAP financial measures. These non-GAAP financial measures are in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures and statements of why management believes these measures are useful to investors are provided below.

Investor Inquiries:
Megan McGrath, Financial Profiles, Inc.
Mmcgrath@finprofiles.com
310-622-8248

MODIV INC.
Consolidated Statements of Operations
For the Three and Twelve Months Ended December 31, 2021 and 2020
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Rental income	$7,899,149	$8,948,819	$36,222,717	$38,639,460

Expenses:
General and administrative	2,816,102	3,148,001	12,649,042	10,399,194
Self-management transaction expense	-	-	-	201,920
Depreciation and amortization	3,449,407	4,171,997	15,266,936	17,592,253
Interest expense	1,874,867	2,264,686	7,586,197	11,460,747
Property expenses	1,580,629	1,518,767	6,691,899	6,999,178
(Reversal of)/impairment of real estate investment properties	-	761,100	(400,999)	10,267,625
Impairment of goodwill and intangible assets	3,767,190	-	3,767,190	34,572,403
Reversal of reserve for loan guarantee	-	(3,120,678)	-	-
Total expenses	13,488,195	8,743,873	45,560,265	91,493,320

Other operating income:
Gain on sale of real estate investments, net	3,271,289	2,446,107	7,803,702	4,139,749
Real estate operating (loss) income	(2,317,757)	2,651,053	(1,533,846)	(48,714,111)

Other income (expense):
Lease termination expense	-	135,541	-	(1,039,648)
Interest income	19,958	50	21,328	4,923
Income from unconsolidated investment in a real estate property	53,337	57,752	276,042	296,780
Gain on forgiveness of economic relief note payable	-	-	517,000	-
Other, net	65,993	110,994	283,971	310,146
Other income (expense), net	139,288	304,337	1,098,341	(427,799)
Net (loss) income	(2,178,469)	2,955,390	(435,505)	(49,141,910)
Preferred stock dividends	(921,875)	-	(1,065,278)	-
Net (loss) income attributable to common stockholders	$(3,100,344)	$2,955,390	$(1,500,783)	$(49,141,910)

Net (loss) income per share attributable to common stockholders
Basic	$(0.41)	$0.37	$(0.20)	$(6.14)
Diluted	$(0.41)	$0.32	$(0.20)	$(6.14)

Weighted-average number of common shares outstanding
Basic	7,531,167	7,967,096	7,544,834	8,006,276
Diluted	7,531,167	9,157,061	7,544,834	8,006,276

MODIV INC.
Consolidated Balance Sheets
(Unaudited)

	As of December 31,
	2021	2020
Assets
Real estate investments:
Land	$61,005,402	$65,358,321
Building and improvements	250,723,446	272,397,472
Tenant origination and absorption costs	21,504,210	23,792,057
Total investments in real estate property	333,233,058	361,547,850
Accumulated depreciation and amortization	(37,611,133)	(32,091,211)
Total investments in real estate property, net	295,621,925	329,456,639
Unconsolidated investments in a real estate property	9,941,338	10,002,368
Total real estate investments, net	305,563,263	339,459,007
Real estate investments held for sale, net	31,510,762	24,585,739
Total real estate investments, net	337,074,025	364,044,746
Cash and cash equivalents	55,965,550	8,248,412
Restricted cash	2,441,970	129,118
Receivable from lease termination and sale of real estate property	1,836,767	1,824,383
Tenant receivables	5,996,919	6,665,790
Above-market lease intangibles, net	691,019	820,842
Prepaid expenses and other assets	6,379,099	2,193,441
Assets related to real estate investments held for sale	788,296	1,079,361
Goodwill	17,320,857	17,320,857
Intangible assets, net	-	5,127,788
Total assets	$428,494,502	$407,454,738
Liabilities and Equity
Mortgage notes payable, net	$152,223,579	$175,925,918
Mortgage notes payable related to real estate investments held for sale, net	21,699,912	9,088,438
Total mortgage notes payable, net	173,923,491	185,014,356
Credit facility	8,022,000	6,000,000
Economic relief note payable	-	517,000
Accounts payable, accrued and other liabilities	11,844,881	7,579,624
Share repurchases payable	-	2,980,559
Below-market lease intangibles, net	11,102,940	12,565,737
Interest rate swap derivatives	788,016	1,743,889
Liabilities related to real estate investments held for sale	383,282	801,337
Total Liabilities	206,064,610	217,202,502

Commitments and contingencies

Redeemable common stock	-	7,365,568

7.375% Series A cumulative redeemable perpetual preferred stock, $0.001 par value, 2,000,000 and no shares authorized, 2,000,000 and no shares issued and outstanding as of December 31, 2021 and 2020, respectively	2,000	-
Class C common stock $0.001 par value, 300,000,000 shares authorized, 7,426,636 and 7,874,541 shares issued and outstanding as of December 31, 2021 and 2020, respectively	7,427	7,875
Class S common stock $0.001 par value, 100,000,000 shares authorized, 63,768 and 62,860 shares issued and outstanding as of December 31, 2021 and 2020, respectively	64	63
Additional paid-in-capital	273,441,831	224,288,416
Cumulative distributions and net losses	(101,624,430)	(92,012,686)
Total Modiv Inc. equity	171,826,892	132,283,668
Noncontrolling interest in the Operating Partnership	50,603,000	50,603,000
Total equity	222,429,892	182,886,668
Total liabilities and equity	$428,494,502	$407,454,738

MODIV INC.
Reconciliation of Non-GAAP Measures
For the Three and Twelve Months Ended December 31, 2021 and 2020
(Unaudited)

		Three Months Ended December 31,		Twelve Months Ended December 31,
		2021	2020	2021	2020
Net (loss) income attributable to common stockholders		$(3,100,344)	$2,955,390	$(1,500,783)	$(49,141,910)
FFO adjustments:
Add:	Depreciation and amortization	3,290,588	3,711,854	13,710,588	15,759,199
	Amortization of lease incentives	53,203	15,301	245,438	61,204
	Depreciation and amortization for unconsolidated investment in a real estate property	189,439	181,786	735,335	727,048
	(Reversal of)/impairment of real estate investment properties	-	761,100	(400,999)	10,267,625
Less:	Gain on sale of real estate investments, net	(3,271,289)	(2,446,107)	(7,803,702)	(4,139,749)
FFO		(2,838,403)	5,179,324	4,985,877	(26,466,583)
AFFO adjustments:
Add:	Amortization of corporate intangibles	158,819	460,144	1,556,348	1,833,054
	Impairment of goodwill and intangible assets	3,767,190	-	3,767,190	34,572,403
	Stock compensation	629,542	190,034	2,744,883	712,217
	Amortization of deferred financing costs	162,200	230,605	369,286	1,025,093
	Amortization of above-market lease intangibles	32,456	35,445	129,823	169,857
	Unrealized (gains) losses on interest rate swaps	(285,982)	(248,942)	(970,039)	770,898
	Acquisition fees and due diligence expenses, including abandoned pursuit costs	(16,100)	(22,766)	696,825	94,043
	Reversal of reserve for loan guarantee	-	(3,120,678)	-	-
Less:	Deferred rents	1,138,991	(563,149)	188,297	(1,591,012)
	Amortization of below-market lease intangibles	(363,074)	(383,362)	(1,462,797)	(1,541,313)
	Gain on forgiveness of economic relief note payable	-	-	(517,000)	-
	Other adjustments for unconsolidated investment in a real estate property	(6,191)	(23,052)	(62,776)	(90,803)
AFFO		$2,379,448	$1,733,603	$11,425,917	$9,487,854

Weighted average shares outstanding - basic		7,531,167	7,967,096	7,544,834	8,006,276
Weighted average shares outstanding - fully diluted (1)		8,744,340	9,157,061	8,780,131	9,196,240

FFO Per Share:
Basic		$(0.38)	$0.65	$0.66	$(3.31)
Fully Diluted		$(0.38)	$0.57	$0.57	$(3.31)

AFFO Per Share
Basic		$0.32	$0.22	$1.51	$1.19
Fully Diluted		$0.27	$0.19	$1.30	$1.03

(1)	Includes the Class M, Class P and vested Class R OP Units to compute the weighted average number of shares.

FFO is defined by the National Association of Real Estate Investment Trusts (“Nareit”) as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships, joint ventures, preferred distributions and real estate impairments. Because FFO calculations adjust for such items as depreciation and amortization of real estate assets and gains and losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. As a result, we believe that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. It should be noted, however, that other REITs may not define FFO in accordance with the current Nareit definition or may interpret the current Nareit definition differently than we do, making comparisons less meaningful.

Additionally, we use AFFO as a non-GAAP financial measure to evaluate our operating performance. AFFO excludes non-routine and certain non-cash items such as revenues in excess of cash received, amortization of stock-based compensation, deferred rent, amortization of in-place lease valuation intangibles, acquisition-related costs, deferred financing fees, gain or loss from the extinguishment of debt, unrealized gains (losses) on derivative instruments, write-offs of transaction costs and other one-time transactions. We also believe that AFFO is a recognized measure of sustainable operating performance by the REIT industry. Further, we believe AFFO is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies. Management believes that AFFO is a beneficial indicator of our ongoing portfolio performance and ability to sustain our current distribution level. More specifically, AFFO isolates the financial results of our operations. AFFO, however, is not considered an appropriate measure of historical earnings as it excludes certain significant costs that are otherwise included in reported earnings. Further, since the measure is based on historical financial information, AFFO for the period presented may not be indicative of future results or our future ability to pay our dividends.

By providing FFO and AFFO, we present information that assists investors in aligning their analysis with management’s analysis of long-term operating activities. For all of these reasons, we believe the non-GAAP measures of FFO and AFFO, in addition to income (loss) from operations, net income (loss) and cash flows from operating activities, as defined by GAAP, are helpful supplemental performance measures and useful to investors in evaluating the performance of our real estate portfolio. However, a material limitation associated with FFO and AFFO is that they are not indicative of our cash available to fund distributions since other uses of cash, such as capital expenditures at our properties and principal payments of debt, are not deducted when calculating FFO and AFFO. AFFO is useful in assisting management and investors in assessing our ongoing ability to generate cash flow from operations and continue as a going concern in future operating periods. However, FFO and AFFO are not useful measures in evaluating NAV because impairments are taken into account in determining NAV but not in determining FFO and AFFO. Therefore, FFO and AFFO should not be viewed as a more prominent measure of performance than income (loss) from operations, net income (loss) or cash flows from operating activities and each should be reviewed in connection with GAAP measurements.

Neither the SEC, Nareit, nor any other applicable regulatory body has opined on the acceptability of the adjustments contemplated to adjust FFO in order to calculate AFFO and its use as a non-GAAP performance measure. In the future, the SEC or Nareit may decide to standardize the allowable exclusions across the REIT industry, and we may have to adjust the calculation and characterization of this non-GAAP measure.

MODIV INC.
Reconciliation of Non-GAAP Measures - Adjusted EBITDA
For the Three Months Ended December 31, 2021 and 2020
(Unaudited)

		Three Months Ended December 31,
		2021	2020
Net (loss) income		$(2,178,469)	$2,955,390

Add:	Depreciation and amortization	3,449,407	4,171,997
	Depreciation and amortization for unconsolidated investment in a real estate property	189,439	181,786
	Interest expense	1,874,867	2,264,686
	(Reversal of) impairment of real estate investment properties	-	761,100
	Impairment of goodwill and intangible assets	3,767,190	-
	Stock compensation	629,542	190,034
Less:	Gain on sale of real estate investments, net	(3,271,289)	(2,446,107)
	Lease termination expense	-	(135,541)
	Reversal of reserve for loan guarantee	-	(3,120,678)
Adjusted EBITDA		$4,460,687	$4,822,667

4th quarter annualized Adjusted EBITDA		$17,842,748	$19,290,668

Net debt:
Debt		$181,945,491	$191,014,356
Cash and restricted cash		(58,407,520)	(8,377,530)
		$123,537,971	$182,636,826

Net debt / Adjusted EBITDA		6.9	9.5

We define Net Debt as gross debt less cash and cash equivalents and restricted cash. We define Adjusted EBITDA as GAAP net income or loss adjusted to exclude real estate related depreciation and amortization, gains or losses from the sales of depreciable property, extraordinary items, provisions for impairment on investment in real estates interest expense and non-cash items such as non-cash compensation expenses. We believe these non-GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. EBITDA is not a measure of financial performance under GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA as an alternative to net income or cash flows from operating activities determined in accordance with GAAP.

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